EXHIBIT 99.2

American Eagle Outfitters, Inc.
 October 2008

Recorded Sales Commentary Transcript dated November 6, 2008

Good morning and welcome to the American Eagle Outfitters October 2008 Sales Commentary. This is Judy Meehan, Vice President of Investor Relations. During this call, I will make certain forward-looking statements based on our current expectations. Actual results may be materially different based on risk factors included in our quarterly and annual reports filed with the SEC.

Total sales for the four weeks ended November 1, 2008 decreased 3%, to $204.8 million compared to $210.2 million for the four weeks ended November 3, 2007. Comparable store sales decreased 12%, compared to a 3% decline for the same period last year.

The retail environment became more challenging in October, and sales were below our range of expectations. Traffic was inconsistent throughout the month, with particular softness at the beginning of October and during the final weekend, which included Halloween. With that said, customers continued to respond to our strong promotional stance, and inventory is consistent with our expectation. Demand for women's apparel remained weak, and comps declined 20% in October. The men's business posted a slight comp increase in the month.

The e-commerce business continued to demonstrate strong performance. October sales increased 37%, driven by increases in both unique customer visits and conversion. On October 23rd we launched 77kids on-line to a very positive initial customer response.

We will set an updated AE holiday collection on November 19th, in time for the Thanksgiving weekend. The new line will feature gift giving items, supported by strong promotional pricing.

Based on October sales and operating results, we now expect third quarter EPS to be approximately $0.30. This guidance does not include a charge related to the impairment of auction rate securities. The amount of that charge will be included in an 8-K filing when the valuation is complete.

We will report third quarter financial results on Tuesday, November 25th, and management will host a conference call at 9:00am eastern time. To listen to the call, please dial 1-877-407-0789.

Thank you for your continued interest in American Eagle Outfitters.